CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby  consent to the  incorporation  by  reference  in the  Prospectus  and
Statement of Additional Information constituting parts of this of this Post-Effective Amendment No. 14 to the registration statement on Form N-1A (the "Registration Statement") of our report dated October 27, 1998, relating to the financial statements and financial highlights appearing in the September 30, 1998 Annual Report to Shareholders of Reynolds Blue Chip Growth Fund, Reynolds Opportunity Fund, Reynolds U.S. Government Bond and Reynolds Money Market Fund (four of five portfolios constituting Reynolds Funds, Inc.), portions of which are incorporated by reference in to the Registration Statement. We also consent to the reference to us under the heading "Independent Accountants" in the Statement of Additional Information.